Exhibit 10.1

AMENDMENT NUMBER 1 TO THE
BEVERLY ENTERPRISES, INC.
ANNUAL INCENTIVE PLAN

      The Beverly Enterprises, Inc. Annual Incentive Plan is hereby amended as follows, effective as of January 1, 2005:

1.	A new Section 2.1(r) is added to read as follows:

      “(r) “Disability” means (i) the mental or physical disability, either occupational or non-occupational in origin, of the Participant defined as “Total Disability” in the Disability Plan of the Company currently in effect and as amended from time to time; or (ii) a determination by the Committee of “Total Disability” based on medical evidence that precludes the Participant from engaging in any occupation or employment for wage or profit for at least twelve months and appears to be permanent.”

2.	A new Section 2.1(s) is added to read as follows:

      “(s) “Retired” means retirement of a Participant from employment at or after age 65 or, if so approved by the Committee, at some earlier date at or after age 55, but prior to age 65.”

3.	Section 5.2(b) is amended to read as follows:

“(b) He must have Retired, incurred a Disability or died during the Plan Year if he is not employed as an Employee on the day referred to in (a) above; or”

4.	The caption of Article VII is amended to read as follows:

“Article VII. Merger; Amendment; Termination; Change in Control”

5.	A new Section 7.4 is added to read as follows:

      7.4 Occurrence of Change in Control. Anything in this Article VII or elsewhere in the Plan to the contrary notwithstanding, this Section 7.4 shall be applicable with respect to Plan Year 2005:

      (a) Awards for 2005 shall be calculated in accordance with the manner customarily applied pursuant to Article V, except that the determination as to achievement of the 2005 financial and quality performance targets of the Company shall be made as of the applicable Target Date, as follows:

(1)	actual financial and quality performances as of the Target Date (i.e., for the period from the first day of the Plan Year through the Target Date) shall be determined;

(2)	if such finanical and quality performance information does not cover the entire 2005 Plan Year, such actual financial and quality performances shall be annualized for the Plan Year by dividing the performance results as of the Target Date by the number of months that have elapsed in the applicable Plan Year through the Target Date and then multiplying such quotients by 12; and

(3)	the AIP Award Guidelines in effect for 2005 then shall be applied to the actual or annualized results, as applicable, on the basis that these results were the results for a full Plan Year, and Awards will be calculated on that basis.

      (b) The annual Award amounts, as determined in accordance with the preceding Section 7.4(a), shall be paid on the earlier of (i) the date of the Change in Control or (ii) January 31, 2006, to those Participants who are Employees as of such date.

      (c) Notwithstanding anything to the contrary in the preceding parts of the Section 7.4, a Participant who has Retired, is Disabled, or dies, or whose employment with the Company is terminated without Cause by the Employer during the 30-day period immediately preceding the date of the Change in Control shall receive the full amount of his or her annual Award, in accordance with the preceding Section 7.4(b).

      (d) A Participant who does not meet the requirements set forth above shall not be eligible to receive payment of an AIP Award for such Plan Year.

      (e) After a Change in Control, all legal fees and related expenses incurred by an Employee or his Beneficiary to enforce rights to payments of Awards pursuant to this Section 7.4 shall be paid by the Company.

      (f) No amendment, modification or termination of the Plan shall be made within 30 days before a Change in Control that would adversely affect Awards to be paid pursuant to this Amendment without the prior written consent of affected Participants.

      (h) For purposes of this Section 7.4, the following terms have the following meanings:

(1)	“Cause” shall mean (i) negligence or misconduct in the performance of Employee’s duties for the Company; (ii) unexplained or unjustified absence from the Company; (iii) violation of the Company’s prohibitions on harassment and discrimination or other violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; (v) conviction of a felony or a crime causing material harm to the standing and reputation of the Company; (vi) failure to comply with applicable Company policies and practices; or (vii) failure to continue to perform at the level expected for the position the Employee holds, to continue to meet budgetary and performance goals, or to otherwise comply with the standards of Employee’s position as determined by the Company.

(2)	“Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)	Any person, corporation or other entity or group, including any “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of Shares having 30% or more of the total number of votes that may be cast for the election of directors of the Company; or

(II)	As the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets; or

(III)	If at any time (i) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (ii) any Person shall consolidate with, or merge with, the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iii) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a Subsidiary of any other Person, or (iv) the Company shall sell or otherwise transfer 50% or more of the assets or earnings power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons; provided, however, that notwithstanding anything to the contrary set forth in such plan, a Change in Control shall not include either (a) the Distribution or Merger, or (b) any transfer to a consolidated subsidiary, reorganization, spin-off, split-up, distribution, or other similar or related transaction(s) or any combination of the foregoing in which the core business and assets of the Company and its subsidiaries (taken as a whole) are transferred to another entity (“Controlled”) with respect to which (1) the majority of the Board of Directors of the Company (as constituted immediately prior to such transaction(s)) also serve as directors of Controlled and immediately after such transaction(s) constitute a majority of Controlled’s board of directors, and (2) more than 70% of the shareholders of the Company (immediately prior to such transaction(s)) become shareholders or other owners of Controlled and immediately after the transactions) control more than 70% of the ownership and voting rights of Controlled.

(3)	“Target Date” means the last day of the calendar month that most recently precedes the date a Change in Control is to occur and for which the Company has complete and final financial and quality performance information so that the AIP Awards can be calculated and paid on the date for payment specified above.

6.	Except as specifically amended herein, the Plan remains in full force and effect.